EXHIBIT 10.24

GOLDEN

NUGGET

ROBERT KOCIENSKI

Executive Vice President

Chief Financial Officer

March 21, 2000

Ms. Margaret M. Carnell

Elizabeth Properties Trust

1912 South Maryland Parkway

Las Vegas, NV  89104

RE:  Lease Agreement - Elizabeth Properties Trust and Golden Nugget, Inc.

Dear Margaret:

Pursuant to the terms of the lease between Elizabeth Properties Trust and Golden Nugget, Inc., effective May 1, 2000, rent on the leased property will be increased to $309,500.00 per annum, payable $25,791.67 monthly. Rent will remain at this level until May 1, 2003, at which time rental increases pursuant to Section 4.2 of the Lease shall commence.

Please execute below and return to me at your first convenience.

Sincerely,

ROBERT KOCIENSKI

Robert Kocienski

BK/ljd

ELIZABETH PROPERTIES TRUST

By	MARGARET M. CARNELL, TRUSTEE
Margaret M. Carnell

POST OFFICE BOX 610, LAS VEGAS, NEVADA 89125, (702) 385-7111